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                                                                    EXHIBIT 11.2
                           EDUCATIONAL MEDICAL, INC.

             COMPUTATION OF HISTORICAL NET INCOME (LOSS) PER SHARE



                                                                           YEAR ENDED MARCH 31,
                                                               ---------------------------------------------
                                                                   1995           1996            1997
                                                               -------------  -------------  ---------------
Primary and Fully Diluted:
 Weighted average common stock and common stock
  equivalents outstanding during the period (1)                   2,371,115       2,462,040       4,695,468
 Convertible Preferred Stock converted into Common Stock
  upon consummation of initial public offering                            -       1,705,082         981,006
 Exercise of common stock purchase warrants upon
  consummation of initial public offering                                 -         870,642         658,865
 Effect of Common Stock equivalents issued subsequent to
  August 7, 1995 computed in accordance with the
  treasury stock method as required by the SEC(2)                   112,000         112,000         112,000
                                                               ------------   -------------  --------------
   TOTAL                                                          2,483,115       5,149,764       6,447,339
                                                               ============   =============  ==============
Historical income (loss) before extraordinary item               $ (443,779)      $ 526,808      $3,866,643
Extraordinary item, net of income taxes                                   -               -         308,683
                                                               ------------   -------------  --------------
Historical net income (loss)                                     $ (443,779)      $ 526,808      $3,557,960
                                                               ============   =============  ==============
Historical income (loss)
  before extraordinary item                                      $    (0.18)      $    0.10      $     0.60
Extraordinary item, net of income taxes, per share                        -               -           (0.05)
                                                               ------------   -------------  --------------
Historical net income (loss) per share                           $    (0.18)      $    0.10      $      .55
                                                               ============   =============  ==============

(1) Common stock equivalents were antidilutive in 1995, therefore, they were not included in the computation of weighted average shares outstanding for such period. Cheap stock is included as outstanding for all periods even though the effect is to reduce loss per share in 1995.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented.